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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

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Date of Report: February 5, 2018
(Date of earliest event reported)
OCI Partners LP
(Exact name of registrant as specified in its charter)

Delaware	001-36098	90-0936556
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Mailing Address: P.O. Box 1647 Nederland, Texas 77627	Physical Address: 5470 N. Twin City Highway Nederland, Texas 77627
(Address of principal executive offices and zip code)
(409) 723-1900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
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Note: OCI Partners LP, a Delaware limited partnership (the “Partnership”), intends to meet with select debt investors in the coming weeks as part of its ongoing evaluation of strategic refinancing alternatives.

Item 2.02	Results of Operations and Financial Condition
In anticipation of its meetings with debt investors, the Partnership today released selected preliminary unaudited results for the year ended December 31, 2017. Total revenues increased 33% to $343 million compared to $258 million for the year ended December 31, 2016. Net income improved to $24 million compared to a net loss of $51 million for the year ended December 31, 2016. EBITDA increased 116% to $127 million compared to $59 million for the year ended December 31, 2016. The overall improvement in revenue and EBITDA is primarily attributed to the increase in the average sales price per metric ton of methanol.
The following table includes certain selected summary financial data for the years ended December 31, 2017 and 2016. The data below is in thousands, except for product pricing.

	Years Ended December 31,
	2017	2016
	(unaudited)
STATEMENT OF OPERATIONS DATA
Revenues:
Ammonia	$76,546	$83,978
Methanol	266,764	174,236
Other	15	15
Total revenues	$343,325	$258,229
BALANCE SHEET DATA
Cash and cash equivalents	$16,275	$8,080
Revolving credit facility, net	$15,977	$—
Revolving credit facility—related party	$—	$35,000
Term loan facility, net	$223,428	$225,748
Term loan facility—related party	$200,000	$200,000
OTHER FINANCIAL DATA
EBITDA	$126,595	$58,567
Purchase of property, plant and equipment	$2,148	$6,785
KEY OPERATING DATA
Products sold (thousand tons):
Ammonia	319	325
Methanol	822	819
Products pricing (average dollars per ton):
Ammonia	$240	$258
Methanol	$325	$213
The preliminary unaudited results of presented above are based on information available to management as of the date of this filing. The information for the year ended December 31, 2017 is based on management’s internal reporting and is subject to adjustment for year-end closing procedures. The Partnership has prepared the preliminary financial information included above and its independent registered public accounting firm has not performed any audit, review or set of procedures with respect to such financial information. A review of such financial information could result in changes to these preliminary results. Actual results of operations may be materially different from the results provided herein, and you should not place undue reliance on these preliminary results. In addition, the preliminary results are not necessarily indicative of results of operations for any future period.

Reconciliation of Non-GAAP Financial Measures
EBITDA is defined as net income (loss) plus (i) interest expense and other financing costs, (ii) income tax expense and (iii) depreciation expense. EBITDA is used as a supplemental financial measure by management and by external users of the Partnership's unaudited financial statements, such as investors and commercial banks, to assess:

•	the financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis; and

•	the Partnership's operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.
EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of the Partnership's costs and operations. In addition, EBITDA presented by other companies may not be comparable to the Partnership's presentation because each company may define EBITDA differently.
The table below reconciles EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the years ended December 31, 2017 and 2016 (dollars in thousands).

	Years Ended December 31,
	2017	2016
	(unaudited)
Net income (loss)	$24,479	$(50,553)
Add:
Interest expense	22,857	45,096
Interest expense—related party	17,339	1,777
Depreciation expense	61,045	61,441
Income tax expense	875	806
EBITDA	$126,595	$58,567

Item 7.01	Regulation FD Disclosure
Note above and the information in Item 2.02 of this Current Report on Form 8-K are incorporated by reference into this Item 7.01.
The information being furnished under Items 2.02 and 7.01 of this report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except as expressly set forth by specific reference in such filing.

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SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCI Partners LP

By: OCI GP LLC, its general partner

Dated: February 5, 2018	By:	/s/ Ahmed El-Hoshy
Ahmed El-Hoshy
President and Chief Executive Officer